                                                                     EXHIBIT 8.1


                      FORM OF OPINION OF LATHAM & WATKINS



                         [LATHAM & WATKINS LETTERHEAD]


                                 _______, 1996


Cobblestone Holdings, Inc.
3702 Via de la Valle, Suite 202
Del Mar, California  92014

     Re:  Cobblestone Holdings, Inc.
          Registration Statement on Form S-4
          ----------------------------------

Ladies/Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences of the exchange of $1,000 principal amount of 13 1/2% Series B Senior Zero-Coupon Notes due 2004 of Cobblestone Holdings, Inc., a Delaware corporation (the "Company"), for 13 1/2% Series A Senior Zero-Coupon Notes due 2004 of the Company, pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on ______________, 1996 (the "Registration Statement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them pursuant to the Registration Statement.

     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, and subject to the assumptions and exceptions set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement, it is our opinion that (a) the exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes and (b) as a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes. It is our opinion that the material federal income tax consequences are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the registration Statement. No opinion is expressed to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                       Very truly yours,



                                       LATHAM & WATKINS